Filed Pursuant to Rule 433

Registration Statement No. 333-174764

Filed Pursuant to Rule 433

Registration Statement No. 333-174764

Commodity Exchange-Traded Products

Nuveen Long/Short Commodity Total Return Fund

A new, actively managed, unleveraged fund

CTF

A commodity pool with the following potential benefits:

Attractive total returns with reduced volatility* Regular monthly distributions

Opportunity to profit whether markets move up or down A long/short strategy that trades on commodity price momentum A diverse portfolio of liquid, exchange-traded commodity futures and options

*As compared with equity and commodity market benchmarks

NOT FDIC INSURED. MAY LOSE VALUE. NO BANK GUARANTEE.

Commodity pools are subject to numerous risks, including the possible loss of your entire investment. Additional risks are set forth at the end of this brochure and in the Fund’s preliminary prospectus, which accompanies this brochure.

CTF AT-A-GLANCE

INVESTMENT OBJECTIVE

To generate attractive total returns

INVESTMENT STRATEGY

CTF will utilize Gresham’s long/short commodity investment program, which provides fully collateralized, diverse exposure to approximately 20 exchange-traded commodity futures and options contracts in the energy, agriculture, metals and livestock sectors.(1) There can be no assurance that CTF will achieve its investment objective.

FUND DETAILS

Ticker Symbol: CTF (NYSE MKT)

Initial Offering Price: $25.00 (100 share minimum)

Management Fee: 1.25%(2) Leverage: None

Structure: Exchange-traded commodity pool(3)

Manager: Nuveen Commodities Asset Management, LLC(4)

Commodity Subadvisor: Gresham Investment Management LLC through its Gresham NTA division(4)(5) Collateral Subadvisor: Nuveen Asset Management, LLC

Benchmark: Morningstar® Long/Short Commodity IndexSM

Tax-Advantaged Investments: CTF’s portfolio is comprised primarily of commodity investments that produce 60% long-term and 40% short-term split in capital gain/loss under Section 1256 of the Internal Revenue Code.(6) Tax Form: IRS Schedule K-1. CTF anticipates that shareholders will have access to their Schedule K-1 by the end of the first week of March in the following year.

KEY DATES

(all dates are preliminary and subject to change)

Pricing Date:

October 25, 2012

First Day of Trading:

October 26, 2012

Settlement Date:

October 30, 2012

First Distribution Declaration:

Anticipated on or before December 14, 2012

First Distribution Paid:

Anticipated on or before January 2, 2013 (depending on market conditions)

Anticipated Distributions:

Monthly

(1) Transactions in commodity futures carry a high degree of risk. You should carefully consider whether your financial condition permits you to participate in a commodity pool, such as this Fund, where futures and options trading can quickly lead to large losses as well as gains, and sharply reduce the net asset value of your interest in the Fund. There can be no assurance that the Fund’s options strategy will be successful. The Fund’s risk-adjusted returns over any particular period may be positive or negative. Because of the volatile nature of the commodities markets, the writing (selling) of commodity options involves a high degree of risk.

(2) Please refer to the “Break-Even Analysis” and “Fees and Expenses” sections of the preliminary prospectus for information regarding the fees, charges and expenses associated with investing in the Fund.

(3) The Fund is not a mutual fund, a closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and is not subject to regulation nor afforded the protections thereunder. The Commodity Futures Trading Commission (“CFTC”) has not passed upon the merits of participating in this pool, nor has the CFTC passed on the adequacy or accuracy of this brochure or the Fund’s preliminary prospectus.

(4) A commodity pool operator and commodity trading advisor registered with the CFTC and a member of the National Futures Association (“NFA”).

(5) References in this brochure to “Gresham” mean Gresham Investment Management LLC (“Gresham LLC”), acting through its Near Term Active Division (“Gresham NTA”), unless specific reference is made to Gresham LLC or the context otherwise requires.

(6) Changes in the tax treatment of the Fund’s investments could adversely affect shareholders.

(7) You may obtain the Fund’s registration statement, which may be updated from time to time pursuant to SEC and CFTC requirements, by visiting the Fund’s website (www.nuveen.com/ctfipo) as well as EDGAR on the SEC’s website (www.sec.gov). Alternatively, the Fund, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling 877-827-5920.

Website: www.nuveen.com/ctfipo Telephone: 877-827-5920(7)

ATTRACTIVE RETURN POTENTIAL WITH REDUCED VOLATILITY

Long/Short Commodities, as represented by the Morningstar® Long/Short Commodity IndexSM, have historically:

• Outperformed traditional market benchmarks as shown below;

• Offered additional return with less volatility than equity and commodity market benchmarks; • Outperformed in volatile markets like 2008.

Investing in Long/Short Commodities May Improve Return and Reduce Risk

Risk/Return Profile February 1, 1991 to June 30, 2012

ANNUALIZED ANNUALIZED STANDARD MAXIMUM ANNUALIZED

BENCHMARK INDEX RETURN % DEVIATION % DRAWDOWN %(1) SHARPE RATIO

Morningstar® Long/Short Commodity IndexSM 9.70 10.95 -22.74 0.60

S&P 500® Index 8.86 15.05 -50.95 0.42

Dow Jones-UBS Commodity IndexSM 5.05 15.07 -54.26 0.19

Barclays Capital U.S. Aggregate Bond Index 6.85 3.70 -5.15 0.93

Source: Morningstar, Inc.

(1) Maximum drawdown is the percentage loss that a fund incurs from its peak net asset value to its lowest value calculated from month-end to month-end.

Index, standard deviation, maximum drawdown and Sharpe ratio definitions can be found on page 9 of this brochure.

Opportunities in Up and Down Markets

January 1, 2002 to June 30, 2012

Morningstar® Long/Short Commodity IndexSM Dow Jones-UBS Commodity IndexSM S&P 500® Index Barclays Capital U.S. Aggregate Bond Index

30% 20% 10% 0 -10% -20% -30% -40%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 YTD

Sources: Nuveen, Zephyr Associates, Zephyr StyleADVISOR and Morningstar, Inc.

The annualized performance analysis above was produced by Nuveen using monthly index data for the indices shown above, provided by Morningstar, Inc. and Zephyr StyleADVISOR.

Index Information

Indices are unmanaged and do not show actual investment returns. An index is a hypothetical measure of performance based on the fluctuations in the value of the securities that make up a particular market. Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Payment of management or brokerage fees or other fees and expenses would lower an index’s performance. Past performance of these indices has varied considerably over different periods.

Past performance is not indicative of future results.

CTF

CTF SEEKS TO PROFIT FROM TRADING ON COMMODITY PRICE MOMENTUM

- Long positions in commodity futures generate positive returns when prices go up.
- Short positions in commodity futures generate positive returns when prices go down.
- CTF seeks to profit whether individual commodities move up or down.

Historical Price Changes of Individual Commodities Show Wide Dispersion Through Economic Cycles

January 1, 2002 to August 31, 2012

- Natural Gas — Henry Hub
- Crude Oil — WTI Global Spot
- Soybeans — No.1 Yellow
- Corn — No. 2 Yellow
- Wheat — No. 2 Hard Winter
- Sugar — #11 World Raw
- Live Cattle — Choice Average
- Gold
- Silver
- Copper — High Grade Scrap #2

PRICE CHANGES	2002	2003	2004	2005
POSITIVE	Crude Oil 54.8%	Copper 47.5%		Copper 95.9%
POSITIVE	Natural Gas 41.5%	Soybeans 46.3%		Sugar 47.8%
POSITIVE	Soybeans 40.2%	Live Cattle 26.1%		Natural Gas 44.0%
POSITIVE	Sugar 30.8%	Crude Oil 24.7%	Copper 54.3%	Silver 27.6%
POSITIVE	Wheat 23.9%	Silver 23.0%	Live Cattle 43.6%	Live Cattle 20.3%
POSITIVE	Gold 23.7%	Gold 18.9%	Crude Oil 41.5%	Crude Oil 18.4%
POSITIVE	Silver 4.4%	Wheat 15.2%	Sugar 20.7%	Gold 16.4%
POSITIVE	Copper 4.2%	Natural Gas 8.0%	Silver 13.4%	Wheat 15.8%
POSITIVE	Live Cattle 1.9%	Corn 3.9%	Gold 4.3%	Soybeans 3.4%
NEGATIVE	Corn -1.5%	Sugar -48.0%	Soybeans -13.9%	Corn -18.1%
NEGATIVE			Wheat -15.8%	
NEGATIVE			Corn -27.9%	
NEGATIVE			Natural Gas -37.2%	

Transactions in commodity futures carry a high degree of risk. You should carefully consider whether your financial condition permits you to participate in a commodity pool, such as this Fund, where futures and options trading can quickly lead to large losses as well as gains, and sharply reduce the net asset value of your interest in the Fund.

Sources: Gresham Investment Management LLC, Bloomberg L.P. and Nuveen.

The analysis above was produced by Gresham using commodity price data aggregated from Bloomberg L.P. for the time period from January 1, 2002 to August 31, 2012. The historical commodity futures prices, which are 10-day ratio adjusted (i.e. roll-adjusted) figures, were used to calculate the price changes of the individual commodities. Historical Bloomberg daily prices assume rolling of nearby futures contracts beginning 10 days prior to expiration. Ratio-adjusting allows for the figures to account for both the price return and the roll yield. Bloomberg uses the ratio method to calculate ratio adjusted commodity prices where each commodity's ending price is divided by 1 + prior price for each holding day.

Past performance is not indicative of future results.

4

WHY CTF NOW?

- Price changes of individual commodities are driven largely by unpredictable events, such as bad weather.
  - *Example:* 2012 Midwest Drought (worst on record since 1956)[1]
    - Smallest corn crop in six years, prices soared;
    - Increased feed costs, depressed prices on most livestock commodities.
- Gresham's long/short commodity investment program seeks to profit in up and down commodity markets.[2]


LONG
SHORT
Opportunity to profit whether markets move up or down[3]

[1] Source: Reuters. *"July Was Hottest Month Ever for Continental U.S.: NOAA."* Deborah Zabarenko. Published August 8, 2012.
[2] The Fund could incur significant losses on its commodity investments.
[3] For illustration purposes only. The Fund may be long or short corn and live cattle.

2006	2007	2008	2009	2010	2011	2012 YTD
Copper 44.4%	Wheat 73.6%	Gold 4.9%	Copper 137.8%	Silver 83.1%	Gold 9.9%	Soybeans 51.2%
Corn 43.6%	Soybeans 58.3%	Soybeans -21.5%	Sugar 89.4%	Wheat 45.9%	Live Cattle 8.5%	Corn 42.2%
Silver 41.4%	Crude Oil 41.4%	Corn -21.6%	Silver 48.8%	Soybeans 35.0%	Corn 3.9%	Wheat 16.2%
Gold 19.9%	Gold 28.7%	Sugar -22.9%	Soybeans 30.5%	Corn 32.6%	Crude Oil -1.9%	Silver 12.1%
Wheat 17.9%	Silver 13.0%	Silver -24.6%	Gold 23.5%	Copper 32.0%	Sugar -8.3%	Gold 7.3%
Soybeans 0.3%	Copper 5.9%	Live Cattle -27.6%	Crude Oil 11.2%	Gold 29.5%	Silver -9.9%	Live Cattle 1.5%
Live Cattle -1.7%	Corn -1.1%	Wheat -32.9%	Corn -7.5%	Sugar 28.8%	Soybeans -15.6%	Copper 0.4%
Crude Oil -20.8%	Live Cattle -5.9%	Natural Gas -36.8%	Live Cattle -8.5%	Live Cattle 25.5%	Wheat -22.2%	Crude Oil -5.3%
Sugar -29.4%	Sugar -11.7%	Copper -53.9%	Wheat -22.2%	Crude Oil 0.3%	Copper -23.2%	Sugar -7.2%
Natural Gas -72.3%	Natural Gas -19.5%	Crude Oil -56.7%	Natural Gas -54.1%	Natural Gas -39.5%	Natural Gas -45.6%	Natural Gas -24.7%

Past performance is not indicative of future results.

5

HISTORICALLY UNCORRELATED INVESTMENTS MAY ENHANCE PORTFOLIO RISK-ADJUSTED RETURNS

Long/Short Commodities have been historically uncorrelated to U.S. Equities and U.S. Bonds. An allocation to a Long/Short Commodities strategy may, over time, help enhance total return potential, while reducing overall portfolio risk.

U.S. Equities and U.S. Bonds Have Shown Little to No Correlation to Long/Short Commodities

February 1, 1991 to June 30, 2012


1.00
-0.11
-0.07
1.0
0.8
0.6
0.4
0.2
0
-0.2
Morningstar® Long/Short Commodity Index℠
S&P 500® Index
Barclays Capital U.S. Aggregate Bond Index

Source: Morningstar, Inc.

Correlation calculations were provided by Morningstar, Inc. using monthly index data. **A definition of correlation can be found on page 9 of this brochure.**

Past correlations are not indicative of future correlations.

Adding Long/Short Commodities to Your Portfolio May Reduce Risk

February 1, 1991 to June 30, 2012


10%
Return 8.46%
Risk 9.56%
5%
Return 8.38%
Risk 10.55%
0%
Return 8.37%
Risk 12.09%
Return (%)
8.75
8.50
8.25
8.00
9.00
9.50
10.00
10.50
11.00
11.50
12.00
Risk (% as measured by standard deviation)

Hypothetical Portfolio Allocations

Morningstar® Long/Short Commodity Index℠	10%	5%	0%
S&P 500® Index	50%	55%	60%
Barclays Capital U.S. Aggregate Bond Index	40%	40%	40%

Sources: Nuveen, Zephyr Associates, Zephyr StyleADVISOR and Morningstar, Inc.

The hypothetical portfolio construction above was produced by Nuveen using monthly index data provided by Morningstar, Inc. and Zephyr StyleADVISOR. Long/Short Commodities are represented by the Morningstar® Long/Short Commodity Index℠; U.S. Equities are represented by the S&P 500® Index; and U.S. Bonds are represented by the Barclays Capital U.S. Aggregate Bond Index.

HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM. ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING PROGRAM IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS. Actual future results or returns will differ from those indicated or implied above, and those differences could be material and adverse to investors. The Fund may have losses over any particular period and investors could lose their entire investment. See "Special Risk Considerations" on pages 10-12 of this brochure and the "Risk Factors" section on pages 22-36 of the Fund's preliminary prospectus. Investors should read and consider the risks carefully before making an investment in the Fund.

Index Information

Indices are unmanaged and do not show actual investment returns. An index is a hypothetical measure of performance based on the fluctuations in the value of the securities that make up a particular market. **Index returns are for illustrative purposes only and do not represent actual Fund performance.** You cannot invest directly in an index. Payment of management or brokerage fees or other fees and expenses would lower an index's performance.

Past performance is not indicative of future results.

6

AN ACTIVELY MANAGED, DIVERSE COMMODITY PORTFOLIO

Morningstar® Long/Short Commodity Index℠ Positions and Weights

As of August 31, 2012

MORNINGSTAR®

Sector Allocation

- Energy
- Agriculture
- Metals
- Livestock


40.92%
34.15%
15.93%
9.00%

Long/Short Allocation

- Long Commodity Futures
- Short Commodity Futures
- Flat Commodity Futures


16.08%
42.26%
41.66%

Energy

COMMODITY	POSITION(1)	WEIGHT
Crude Oil Brent	Long	8.17%
Gas-Oil-Petroleum	Long	6.28%
Heating Oil #2/Fuel Oil	Long	5.40%
Gasoline Blendstock	Long	4.99%
	Total Long	**24.84%**
Crude Oil WTI	Flat	10.39%
Natural Gas Henry Hub	Flat	5.69%
	Total Flat	**16.08%**

Metals

COMMODITY	POSITION(1)	WEIGHT
Gold	Short	7.46%
Silver	Short	4.34%
Copper High Grade	Short	4.13%
	Total Short	**15.93%**

Agriculture

COMMODITY	POSITION(1)	WEIGHT
Soybeans	Long	6.30%
Soybean Meal	Long	4.91%
Corn	Long	2.18%
Wheat/No. 2 Hard Winter	Long	2.06%
Wheat/No. 2 Soft Red	Long	1.97%
	Total Long	**17.42%**
Coffee 'C'/Colombian	Short	5.02%
Sugar	Short	4.51%
Cotton	Short	4.25%
Soybean Oil	Short	2.95%
	Total Short	**16.73%**

Livestock

COMMODITY	POSITION(1)	WEIGHT
Lean Hogs	Short	4.52%
Live Cattle	Short	4.48%
	Total Short	**9.00%**

Source: Morningstar, Inc.

(1) Positions may be long or short (or flat in the special case of energy commodities). The sector allocation above represents the aggregate long, short and flat positions of the Morningstar® Long/Short Commodity Index℠. Identical to the index's methodology, Gresham will manage its overall strategy so that the notional amount of the Fund's combined long, short and flat futures positions will not exceed 100% of the Fund's net assets.

Shown above are the actual positions and weights of the Morningstar® Long/Short Commodity Index℠ as of August 31, 2012. These are not the actual positions or weights of CTF.

Gresham is an active manager and will employ a momentum-based, long/short commodity investment strategy in CTF.

- When the current roll-adjusted price of an individual commodity futures contract is greater (less) than its 12-month moving average, Gresham will take a long (short) position in that commodity.
  – *Due to geopolitical volatility in the energy sector, no short positions will be taken in the energy sector–Gresham will move to cash instead.*
- Upon annual reconstitution, individual commodity futures contracts will be capped at 10% of CTF's net assets.
- Gresham intends to manage its overall strategy so that the notional amount of CTF's combined long, short and flat commodity futures positions will not exceed 100% of CTF's net assets.
- CTF will maintain as collateral cash equivalents, U.S. government securities and other short-term debt securities in an aggregate amount corresponding to the full notional value of its commodity investments. Nuveen Asset Management, LLC will manage CTF's collateral investments.
- Gresham will sell commodity options seeking to enhance CTF's risk-adjusted total return over time. CTF expects to sell exchange-traded commodity call or put options on up to 25% (initially 15%) of the notional value of each of its commodity futures contracts that, in Gresham's determination, have sufficient option trading volume and liquidity.[2]
- CTF intends to make regular monthly distributions to its shareholders.

(2) There can be no assurance that the Fund's options strategy will be successful. The Fund's risk-adjusted returns over any particular period may be positive or negative. Because of the volatile nature of the commodities markets, the writing (selling) of commodity options involves a high degree of risk.

7

THE POTENTIAL ADVANTAGES OF ACTIVE MANAGEMENT

Gresham seeks to add value through:

• Long and short investments; • Careful selection of individual commodity contracts; • Trading contracts in advance of monthly index rolls; • Opportunistic implementation of trades; • Daily adjustments to positions as needed (the Morningstar® Long/Short Commodity IndexSM adjusts positions monthly).

GRESHAM: INNOVATIVE COMMODITIES MANAGEMENT

Gresham, the commodity subadvisor, will manage CTF’s commodity futures and options investment strategy.

A Pioneer in Commodities Investing Gresham LLC was formed in July 1992. The entire Gresham team collectively has over 300 years of experience focused on commodities.

A Preeminent Commodities Manager

As of August 31, 2012, Gresham LLC had approximately $15 billion in assets under management across 15 commodity investment strategies.(1)

A Proven Commodities Market Leader

Gresham LLC ranked #2 in assets under management among institutional commodity managers, according to Pensions & Investments.(2)

A Partner with Nuveen

On December 31, 2011, Gresham LLC became an affiliate of Nuveen Investments. Gresham LLC management and its investment teams will continue to operate independently while leveraging the strengths of Nuveen Investments’ shared resources.

NUVEEN INVESTMENTS

Since 1898, financial advisors and their clients have relied on Nuveen Investments to provide dependable investment solutions through continued adherence to proven, long-term investing principles.

Today, Nuveen’s family of independent investment affiliates grants our clients access to world-class, institutional-caliber investment teams. Their breadth of expertise—working across markets, investment styles and asset classes—positions us to help clients move smartly toward their long-term financial goals.

Nuveen Investments managed approximately $212 billion of assets as of June 30, 2012.

Nuveen Commodities Asset Management, LLC (“NCAM”), CTF’s manager, is a wholly owned subsidiary of Nuveen Investments. NCAM is also the manager of the Nuveen Diversified Commodity Fund (“CFD”), an exchange-listed commodity pool that completed its initial public offering on September 30, 2010. Shares of other commodity pools (including CFD) are not offered pursuant to this brochure or the accompanying preliminary prospectus.

(1) Represents total assets under management for both divisions of Gresham.

(2) Ranked by institutional commodity assets under management combined for both divisions of Gresham (excluding gold) as of December 31, 2011. This ranking is not representative of the universe of all commodity trading advisors.

8

GLOSSARY

CTF

INDEX DEFINITIONS

Benchmark Index Description

Morningstar® Long/Short For comparative purposes, CTF uses the Morningstar®Long/Short Commodity IndexSM as its primary Commodity IndexSM benchmark. The index tracks the historical total return performance of a diverse portfolio of commodity futures, which may be invested long, short or flat, and is currently comprised of 20 different commodities as of August 31, 2012. The index uses a momentum rule to determine if each commodity futures position is long, short or flat. The index is fully collateralized with short-term Treasury bills. Information about the index can be found on Morningstar’s website at http://indexes.morningstar.com.

Dow Jones-UBS An unmanaged index that seeks to provide broadly diversified representation of commodity markets as an asset Commodity IndexSM class. The index is made up of exchange-traded futures on physical commodities and currently represents 20 commodities. Commodity weightings are based on production and liquidity, subject to weighting restrictions applied annually such that no related group of commodities constitutes more than 33% of the index and no single commodity constitutes more than 15% or less than 2% of the index.

S&P 500® Index An unmanaged index of the common shares of U.S. companies with market capitalizations in excess of $4 billion. It consists of 500 stocks chosen for market size, liquidity and industry group representation.

Barclays Capital An unmanaged index considered generally representative of investment-grade fixed income securities issued U.S. Aggregate Bond Index within the U.S.

See the Fund’s preliminary prospectus for more information about the indices described above.

These indices are unmanaged, and do not show actual investment returns. An index is a hypothetical measure of performance based on the fluctuations in the value of the securities that make up a particular market. Payment of management or brokerage fees or other fees and expenses would lower an index’s performance. Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Past performance of these indices has varied considerably over different time periods.

PERFORMANCE MEASUREMENT DEFINITIONS

Term Definition

Correlation Correlation is a statistical measure of how investment returns move over time in relation to one other. The correlation coefficient ranges between -1 (perfect negative correlation, which means that returns always move in opposite directions) and +1 (perfect positive correlation, which means that returns always move in the same direction). A correlation of 0 implies that no relationship can be found between the movement of two sets of returns.

Maximum Drawdown Maximum drawdown is the percentage loss that a fund incurs from its peak net asset value to its lowest value calculated from month-end to month-end. The maximum drawdown over a significant period is sometimes employed as a means of measuring the risk of an investment vehicle. Maximum drawdown is generally expressed as a percentage decline in net asset value.

Standard Deviation Standard deviation is a statistical measure of portfolio risk. It reflects the average deviation of the observations from their sample mean. In the case of portfolio performance, the standard deviation describes the average deviation of the portfolio returns from the mean portfolio return over a certain period of time. Higher standard deviation generally means higher portfolio risk.

Sharpe Ratio The Sharpe ratio is a statistical measure of the risk-adjusted return of a portfolio. It is calculated by using standard deviation and excess return (investment returns minus risk-free rate) to determine reward per unit of risk. The higher the Sharpe ratio, the better a fund’s historical risk-adjusted performance.

SPECIAL RISK CONSIDERATIONS

An investment in the Fund involves special risk considerations, which are summarized below. The summary is not complete and an investor should carefully review the more detailed risks applicable to the Fund as set forth in the “Risk Factors” beginning on page 22 of the Fund’s preliminary prospectus. The Fund may not be able to achieve its investment objective.

•THIS POOL HAS NOT COMMENCED TRADING AND DOES NOT HAVE ANY PERFORMANCE HISTORY. The Fund has no history of operations. Therefore, there is no performance history for the Fund to serve as a basis for you to evaluate an investment in the Fund. The commodity subadvisor has not previously managed client accounts utilizing the long/short commodity investment program.

•The Fund is not a complete investment program and is designed as a long-term investment and not as a trading vehicle.

•An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire amount that you invest.

•Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. These price changes may be magnified by computer-driven algorithmic trading, which is becoming more prevalent in the commodities markets.

•The net asset value of each share will change as fluctuations occur in the market value of the Fund’s portfolio. Investors should be aware that the public trading price of a share may be different from the net asset value of a share and that shares may trade at a discount from their net asset value (which could be significant). This price difference may be due to the fact that supply and demand forces at work in the secondary trading market for shares are not necessarily the same as the forces influencing the prices of the Fund’s investments at any point in time.

•If the Fund experiences greater losses than gains during the period you hold shares, you will experience a loss for the period even if the Fund’s historical performance is positive. The Fund’s risk-adjusted total returns over any particular period may be positive or negative.

•In managing and directing the Fund’s activities and affairs, the manager will rely heavily on Gresham, which has a relatively small number of personnel. If any of Jonathan S. Spencer or Douglas J. Hepworth, President and Chief Investment Officer, and Director of Research, respectively, of Gresham LLC, or Susan Wager and Randy Migdal, the Fund’s portfolio managers, were to leave Gresham LLC or be unable to carry out their present responsibilities, it may have an adverse effect on the Fund’s management. In addition, should market conditions deteriorate or for other reasons, Nuveen Investments, NCAM, Nuveen Asset Management and Gresham may need to implement cost reductions in the future which could make the retention of qualified and experienced personnel more difficult and could lead to personnel turnover.

•The Fund’s long/short commodity investment program is not designed to provide the return of any single commodity or to replicate the performance of long-only commodity market benchmarks. In any given period, the net asset value returns of the Fund may differ substantially from any single commodity or long-only commodity market benchmarks. The relative balance of the Fund’s long/short exposure may vary significantly over time and at certain times the Fund’s aggregate exposure may be all long, all short and flat, or may consist of various combinations (long, short and flat) thereof. The Fund is not expected to provide a hedge against inflation in market environments when the Fund’s aggregate exposure is predominantly short and flat.

Because the Fund expects to invest in short commodity futures positions, it will face the risk of an unlimited loss on a short position, as the price at which the Fund would need to cover a short position could theoretically increase without limit.

There can be no assurance that the Fund’s options strategy will be successful. Because of the volatile nature of the commodities markets, the writing (selling) of commodity options involves a high degree of risk. As the writer of options for which a premium is received, the Fund will forego the right to up to 25% of any capital appreciation in the value of each commodity futures contract in its portfolio that effectively underlies an option. The extent of foregone capital appreciation depends on the value of the commodity futures contract relative to the exercise price of such option and option premium realized.

The Fund is subject to gap risk, which is the risk that a commodity price will change from one level to another with no trading in between. The Fund’s options strategy increases the Fund’s gap risk. Gap risk could adversely affect the Fund’s performance in the event that the price of an individual commodity futures contract drops or increases substantially, and may negatively impact the trading price of the Fund’s shares.

The Fund may invest a substantial portion of its net assets in long positions in the energy sector. A downturn in the energy sector could have a larger impact on the Fund than on a fund that does not concentrate in that sector.

Shares may be adversely affected if Gresham makes changes to the Fund in response to changes in the composition and/or valuation of the Morningstar® Long/Short Commodity IndexSM. The composition of the Index may change over time as commodity futures contracts in the Index are added or replaced. In addition, Index positions, and, therefore, positions taken by the Fund, may change quickly and frequently in response to changes in the commodities markets, which would result in greater trading expenses being incurred by the Fund. Furthermore, the Index sponsor may modify the method for determining the composition and weightings of the Index and for calculating its value in order to ensure that the Index represents a measure of the performance over time of the markets for the underlying commodities. Because the Index is serving as a benchmark measure for the Fund, the composition and weighting of their respective portfolios, while not identical, are likely to largely resemble each other. If the method for determining the Index composition and/or weighting were to change over time, any such changes could adversely impact the ability of the Fund to continue to track the Index.

• The investment decisions of the commodity subadvisor may be modified, and commodity futures contracts held by the Fund

may have to be liquidated at disadvantageous times or prices,

to avoid exceeding regulatory “position limits,” potentially subjecting the Fund to substantial losses. The CFTC has recently implemented final regulations that impose position limits and limit formulas on 28 physical commodity futures and options

contracts, including energy and metals contracts, and on swaps that are economically equivalent to such contracts. Given their application to unleveraged, exchange-traded commodity funds,

such position limits could detract from the Fund’s ability to implement its investment strategy.

• Gresham NTA makes all trading decisions independently

from Gresham LLC’s other division. Upon the effectiveness of the CFTC’s new position limit regulations in October 2012,

Gresham NTA will operate under the independent account con-

troller exemption such that Gresham NTA will not be required to aggregate its positions with Gresham LLC’s other division. If the CFTC were to terminate, suspend or revoke or not renew the independent account controller exemption, or that exemption

were otherwise unavailable, Gresham NTA would be required

to aggregate its positions with Gresham LLC’s other division for purposes of the CFTC’s position limits. In that case, it is possible that investment decisions of the commodity subadvi-

sor may be modified and that positions held by the Fund may

have to be liquidated to avoid exceeding such position limits,

potentially resulting in substantial losses to the Fund and the value of your investment.

• The Fund is a new investment product and the value of the Fund’s shares could decrease if unanticipated operational or trading prob-

lems occur. Certain new mechanisms and operational procedures involving the trading and composition of the Fund’s portfolio have been developed specifically for this Fund. Accordingly, there may be unanticipated problems or issues with respect to the trading and operational procedures of the Fund that could have a material adverse effect on an investment in the shares.

• The Fund is subject to numerous confiicts of interest, including those that arise because:

• The Fund’s commodity subadvisor, commodity brokers and

their principals and affiliates may execute trades in commodity futures contracts and options on commodity futures contracts for their own account and accounts of other customers that may compete with orders placed for the Fund;

• Commodity futures contracts established for the benefit of the Fund may be aggregated with the positions held by the

commodity subadvisor, its principals or affiliates for their own account and the accounts of other customers for the purposes of determining “position limits,” and there can be no assur-

ance that the commodity subadvisor will choose to liquidate the Fund’s positions in a proportionate manner in the event of mandatory liquidation of positions held by the commodity subadvisor (or its principals or affiliates) to comply with position limits or for other reasons;

• The manager has less of an incentive to replace either the commodity subadvisor or the collateral subadvisor because each is an affiliate of the manager; and

• Each of the manager and the subadvisors resolve confiicts of interest as they arise based on its judgment and analysis of the particular confiict. While there are no formal procedures to resolve confiicts of interest, the manager and the subadvi-sors seek to resolve all potential confiicts in a manner that is fair and equitable to the Fund and its shareholders over time. However, there may be instances in which the manager and/or the subadvisors could resolve a potential confiict in a manner that is not in the best interest of the Fund or its shareholders.

•Regardless of its investment performance, the Fund will incur fees and expenses, including brokerage commissions and management fees. A management fee will be paid by the Fund even if the Fund experiences a net loss for the full year. To break even from a purchase made in the initial offering, and assuming the Fund’s estimated net proceeds from the offering generate interest income at an annual rate of .074%, the Fund must earn profits other than from interest income at an annual rate of 7.01% during its first year.

•The failure of a clearing broker to comply with financial responsibility and customer segregation rules and/or the bankruptcy of a clearing broker could result in a substantial loss of Fund assets. Under current CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as the Fund, are entitled to recover, even in respect of property specifically traceable to them, only a pro rata share of all property available for distribution to all of that clearing broker’s customers.

•The Fund may need to liquidate some of its investments in order to make distributions, and such liquidation could be at times or on terms different than those the Fund would otherwise select, which could have an adverse effect on the Fund’s results.

•Unlike other Nuveen-sponsored funds, the Fund is not a mutual fund, a closed-end fund, or any other type of “investment company” within the meaning of the 1940 Act, and is not subject to regulation thereunder nor afforded the protections of the 1940 Act. As such, the Fund does not have a board with the scope of authority mandated to a board under the 1940 Act. Based on the Fund’s investment strategy, its (i) potential for the realization of the greatest gains and (ii) exposure to the largest risk of loss will always be from its commodity investments and options strategy.

•Shareholders will have no rights to participate in the Fund’s management other than the right in certain circumstances to remove or replace the manager. The manager has established a committee (referred to as the “independent committee”) comprised entirely of members who are independent of the manager, which will have certain limited powers with respect to the Fund (specifically, to serve the audit and nominating committee functions for the Fund). The Fund will not have a board with the ability to control the management and operation of the Fund that would be typical of the board of directors of a corporation. Therefore, Fund shareholders will have to rely on the judgment of the manager and the subadvisors to manage the Fund.

•There have been and likely will continue to be proposals for various amendments to U.S. federal income tax laws that could, if enacted, have adverse effects on the Fund, its investments, or its shareholders. In addition, previously enacted changes to the U.S. federal income tax law that were deferred and are scheduled to take effect in the future could either independently or in conjunction with new tax legislation materially affect the tax treatment of the Fund, its investments, or its shareholders.

•The Fund will be considered to have terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total Fund shares within a 12-month period. A constructive termination results in the closing of the Fund’s taxable year for the Fund for all holders of shares. Among other things, constructive termination could result in the imposition of substantial penalties on the Fund if the Fund were unable to determine that the termination had occurred. See “Federal Income Tax Considerations—U.S. Shareholders—Constructive Termination” on page 102 of the Fund’s preliminary prospectus for more information.

•The Fund’s shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency.

The Fund is offering shares through a group of underwriters led by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, and Nuveen Securities, LLC. Certain underwriters, their affi liates or employees, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and UBS Securities LLC have, and other underwriters participating in this offering or their affiliates may have, a minority ownership interest in Nuveen Investments, Inc., the parent company of Nuveen Securities, LLC, Nuveen Commodities Asset Management, LLC, Nuveen Asset Management, LLC and Gresham Investment Management LLC.

The Fund is not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar’s only relationship to NCAM and the Fund is the licensing of certain trademarks, trade names and other intellectual property of Morningstar, Inc.

The Fund’s net asset value will be reduced immediately following this offering by the underwriting commissions and offering expenses paid by the Fund.

Please see the Fund’s preliminary prospectus for a complete description of these and other risks. Nuveen does not offer tax or legal advice. Please consult with your tax or legal advisor before investing.

The preceding discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of the offering. Each investor should seek advice based on such person’s particular circumstances from an independent tax advisor.

The Fund has led a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement, which accompanies this brochure, and other documents the Fund has led with the SEC for more complete information about the Fund (such as a discussion of the investment objective, risk factors, fees and expenses) and this offering. You may obtain these documents, which may be updated from time to time pursuant to SEC and CFTC requirements, by visiting the Fund’s website (www.nuveen.com/ctfipo) as well as EDGAR on the SEC’s website (www.sec.gov). Alternatively, the Fund, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling 877-827-5920.

This brochure must be preceded or accompanied by a preliminary prospectus for the Fund. The information contained in this brochure and in the preliminary prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. We may not sell these securities until the registration statement led with the SEC is effective. This brochure or the preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Distributed by Nuveen Securities, LLC 333 West Wacker Drive Chicago, Il 60606 www.nuveen.com

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